Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Legacy Healthcare Properties Trust Inc.:
We consent to the use of our report dated April 30, 2010, with respect to the balance sheet of Legacy Healthcare Properties Trust Inc. as of April 16, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
April 30, 2010
Orlando, Florida
Certified Public Accountants